Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (File No. 333-188853, File No. 333-188856, File No. 333-188857, File No. 333-188858, File No. 333-208192, File No. 333-213734, File No. 333-225180 and File No. 333-231638) and Registration Statement on Form S-3 (File No. 333-224168) of Nicolet Bankshares, Inc. of our report dated March 8, 2019, relating to the consolidated financial statements of Nicolet Bankshares, Inc., appearing in this Annual Report on Form 10-K of Nicolet Bankshares, Inc. for the year ended December 31, 2020.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia
February 26, 2021